                                                                    EXHIBIT 23.6

                          CONSENT OF FINANCIAL ADVISOR



     We hereby consent to the use of our Fairness Opinion addressed to the Board of Directors of Frederica Bank & Trust which is to be used in the Form S-4 Registration Statement and the Prospectus/Proxy Statement forming a part of this Form S-4 Registration Statement and to all references to our firm in such Prospectus/Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



September 30, 1998
                                         Brown, Burke Capital Partners, Inc.



                                         /s/ Brown, Burke Capital Partners, Inc.